Exhibit 10.1

PLAYTIKA HOLDING CORP. 2020 INCENTIVE AWARD PLAN

PERFORMANCE STOCK UNIT GRANT NOTICE

Capitalized terms not specifically defined in this Performance Stock Unit Grant Notice (the “Grant Notice”) have the meanings given to them in the 2020 Incentive Award Plan (as amended from time to time, the “Plan”) of Playtika Holding Corp. (the “Company”).
The Company hereby grants to the participant listed below (“Participant”) the Performance Stock Units described in this Grant Notice (the “PSUs”), subject to the terms and conditions of the Plan and the Performance Stock Unit Agreement attached hereto as Exhibit A (the “Agreement”), both of which are incorporated into this Grant Notice by reference. Each PSU is hereby granted in tandem with a corresponding dividend equivalent to the extent a portion of such PSU is vested, as further described in Article III of the Agreement (the “Dividend Equivalents”).

Participant:	[Insert Participant Name]
Grant Date:	[Insert Grant Date]
Number of PSUs:	[Insert Number of PSUs]
Vesting Schedule:	Subject to the terms of the Performance Stock Unit Agreement, the PSUs shall vest as set forth on Exhibit B to this Grant Notice.

If the Company uses an electronic capitalization table system (such as Shareworks) and the fields in this Grant Notice are blank or the information is otherwise provided in a different format electronically, the blank fields and other information shall be deemed to come from the electronic capitalization system and is considered part of this Grant Notice.
By Participant’s signature below or electronic acceptance or authentication in a form authorized by the Company, Participant agrees to be bound by the terms of this Grant Notice, the Plan and the Agreement. Participant has reviewed the Plan, this Grant Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of the Plan, this Grant Notice and the Agreement. Participant has been provided with a copy or electronic access to a copy of the prospectus for the Plan. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, this Grant Notice or the Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

PLAYTIKA HOLDING CORP.	PARTICIPANT
By:	By:
Print Name:	Print Name:
Title:

EXHIBIT A
PERFORMANCE STOCK UNIT AGREEMENT
Capitalized terms not specifically defined in this Agreement have the meanings specified in the Grant Notice or, if not defined in the Grant Notice, in the Plan.
Article I.
GENERAL
1.1Award of PSUs and Dividend Equivalents. The Company has granted the PSUs to Participant effective as of the grant date set forth in the Grant Notice (the “Grant Date”). Each PSU represents the right to receive one Share, as set forth in this Agreement. Participant will have no right to the distribution of any Shares until the time (if ever) the PSUs have vested. Each vested portion of the PSU has a corresponding Dividend Equivalent as described in Article III.
1.2Incorporation of Terms of Plan. The PSUs and the Dividend Equivalents are subject to the terms and conditions set forth in this Agreement and the Plan, which is incorporated herein by reference. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan will control.
1.3Unsecured Promise. The PSUs and Dividend Equivalents will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
Article II.
VESTING; FORFEITURE AND SETTLEMENT
1.1Vesting; Forfeiture. The PSUs will vest according to the vesting schedule in the Grant Notice (the “Vesting Schedule”). Except as provided in the Grant Notice, in the event of Participant’s Termination of Service for any reason, all unvested PSUs and any unpaid Dividend Equivalents will immediately and automatically be cancelled and forfeited, except as otherwise determined by the Administrator or provided in a binding written agreement between Participant and the Company. Unless and until the PSUs have vested in accordance with the Vesting Schedule set forth in the Grant Notice, Participant will have no right to any distribution with respect to such PSUs.
1.2Settlement.
(a)PSUs (including any PSUs credited as Dividend Equivalents) will be paid in Shares as soon as administratively practicable after the vesting of the applicable PSU, but in no event more than sixty days after the applicable vesting date. Neither the time nor form of distribution of Shares with respect to the PSUs may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.
(b)All distributions shall be made by the Company in the form of whole shares of Common Stock.
(c)Neither the time nor form of distribution of Shares with respect to the PSUs or the Dividend Equivalents may be changed, except as may be permitted by the Administrator in accordance with the Plan and Section 409A of the Code and the Treasury Regulations thereunder.
Article III.
DIVIDEND EQUIVALENTS
1.1Award of Dividend Equivalents. To the extent a portion of an PSU has vested, but such vested portion of such PSU has not yet settled pursuant to Section 2.2, such vested portion of such PSU granted hereunder is hereby granted in tandem with a corresponding Dividend Equivalent, which Dividend Equivalent shall remain outstanding from such date of vesting until the earlier of the settlement or forfeiture of the PSU to which it corresponds. Pursuant to each outstanding Dividend Equivalent, Participant shall be entitled to receive additional PSUs (or cash as set forth in Section 3.4) equal to the value of any dividends, if any, that Participant would have received in respect of the Share underlying the PSU to which such Dividend Equivalent relates, had such Share been outstanding on the applicable dividend record date.
1.2Crediting of Additional PSUs. Subject to Section 3.3 below, when such dividends are so declared, the following shall occur:
(a)    On the date that the Company pays a cash dividend in respect of outstanding Shares, the Company shall credit the Participant with a number of full and fractional PSUs equal to the quotient of (i) the total number of vested PSUs subject to this Award but not yet distributed, multiplied by the per Share dollar amount of such dividend, divided by (ii) the Fair Market Value of a Share on the date such dividend is paid;

(b)     On the date that the Company pays a Common Stock dividend in respect of outstanding Shares, the Company shall credit Participant with a number of full and fractional PSUs equal to the product of (i) the total number of vested PSUs subject to this Award but not yet distributed, multiplied by (ii) the number of Shares distributed with respect to such dividend per Share; or

(c)    On the date that the Company pays any other type of distribution in respect of outstanding Shares, the Company shall credit Participant in an equitable manner based on the total number of PSUs subject to this Award but not yet distributed, as determined in the sole discretion of the Administrator.

3.3    Additional PSUs Subject to Same Terms. To the extent that any additional PSUs are credited to Participant in respect of Participant’s Dividend Equivalent rights, such additional PSUs shall be subject to the same terms as the original PSUs to which they relate.

3.4    Termination of Dividend Equivalents. Dividend Equivalent rights shall remain outstanding from the date of vesting through the earlier to occur of (i) the forfeiture for any reason of the PSU to which such Dividend Equivalent right corresponds or (ii) the delivery to Participant of payment for the PSU (in accordance with Section 2.2 above) to which such Dividend Equivalent right corresponds. For the avoidance of doubt, if a Dividend Equivalent right terminates after the applicable record date for a Company dividend (other than due to the forfeiture of the PSU to which such Dividend Equivalent right corresponds) and prior to the corresponding payment date thereof, Participant shall still be entitled to payment of the Dividend Equivalent right amount determined in accordance with this Article III, if and when the Company pays the underlying dividend; provided, however, that, unless otherwise provided by the Administrator, such Dividend Equivalent right amount shall be made in cash (rather than PSUs to be paid in Shares) within thirty days following the applicable dividend payment date. Further, if no dividend (or dividend record date) is declared by the Board prior to the date of forfeiture or date of settlement of the PSU to which such Dividend Equivalent right corresponds, such Dividend Equivalent shall automatically be cancelled on such forfeiture date or settlement date.

3.5    Section 409A. Dividend Equivalent rights and any amounts that may become distributable in respect thereof shall be treated separately from the PSUs and the rights arising in connection therewith for purposes of the designation of time and form of payments required by Section 409A.

Article IV.
TAXATION AND TAX WITHHOLDING
1.1Representation. Participant represents to the Company that Participant has reviewed with Participant’s own tax advisors the tax consequences of this Award and the transactions contemplated by the Grant Notice and this Agreement. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
1.2Taxes; Tax Withholding.

(a)The Company shall not be obligated to deliver any certificate representing Shares issuable with respect to the PSUs or the Dividend Equivalents to Participant or his or her legal representative unless and until Participant or his or her legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the vesting or settlement of the PSUs or the Dividend Equivalents, the distribution of the Shares issuable with respect thereto, or any other taxable event related to the PSUs or the Dividend Equivalents (the “Tax Withholding Obligation”).
(b)Unless Participant elects to satisfy the Tax Withholding Obligation by some other means in accordance with Section 9.5 of the Plan, Participant’s acceptance of this Award constitutes Participant’s instruction and authorization to the Company to, and the Company shall, with respect to the Tax Withholding Obligation arising as a result of the vesting or distribution of the PSUs (including additional PSUs granted pursuant to Section 3.2), withhold a net number of vested Shares otherwise issuable pursuant to the PSUs having a then-current Fair Market Value not exceeding the amount necessary to satisfy the Tax Withholding Obligation of the Company and its Related Entities with respect to the vesting or distribution of the PSUs.
(c)Subject to Section 9.5 of the Plan, the applicable Tax Withholding Obligation will be determined based on Participant's Applicable Tax Withholding Rate. Participant's “Applicable Tax Withholding Rate” shall mean (i) if Participant is subject to Section 16 of the Exchange Act, the greater of (A) the minimum applicable statutory tax withholding rate or (B) with Participant’s consent, the maximum individual tax withholding rate permitted under the rules of the applicable taxing authority for tax withholding attributable to the underlying transaction, or (ii) if Participant is not subject to Section 16 of the Exchange Act, the minimum applicable statutory tax withholding rate or such other higher rate approved by the Company; provided, however, that in no event shall Participant’s Applicable Tax Withholding Rate exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America); provided, further, that the number of Shares tendered or withheld, if applicable, pursuant to Section 4.2(b) shall be rounded up to the nearest whole Share sufficient to cover the applicable Tax Withholding Obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the PSUs and Dividend Equivalents under generally accepted accounting principles.
(d)Participant acknowledges that Participant is ultimately liable and responsible for all taxes owed in connection with the PSUs and the Dividend Equivalents, regardless of any action the Company or any Related Entity takes with respect to any Tax Withholding Obligations that arise in connection with the PSUs and the Dividend Equivalents. Neither the Company nor any Related Entity makes any representation or undertaking regarding the tax treatment to Participant in connection with the awarding, vesting or payment of the PSUs and the Dividend Equivalents or the subsequent sale of Shares. The Company and the Related Entities do not commit and are under no obligation to structure the PSUs and the Dividend Equivalents to reduce or eliminate Participant’s tax liability.
Article V.
OTHER PROVISIONS
1.1Award Not Transferable; Other Restrictions. Without limiting the generality of any other provision hereof, the Award shall be subject to the restrictions on transferability set forth in Section 9.1 of the Plan.
1.2Stop-Transfer Orders.
(a)Stop-Transfer Notices. Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
(b)Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this

Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.
(c)Other Restrictions on Transfer. In addition to the limitations contained in Section 5.1 above and this Section 5.2, Participant agrees and acknowledges that Participant will not transfer in any manner the Shares issued pursuant to this Agreement unless (i) the transfer is pursuant to an effective registration statement under the Securities Act or the rules and regulations in effect thereunder, or (ii) counsel for the Company shall have reasonably concluded that no such registration is required because of the availability of an exemption from registration under the Securities Act. To the extent permitted by Applicable Laws, the Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
1.3Adjustments. Participant acknowledges that the PSUs, the Dividend Equivalents and the Shares issuable with respect thereto are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.
1.4Notices. Any notice to be given under the terms of this Agreement to the Company must be in writing and addressed to the Company in care of the Company’s Secretary at the Company’s principal office or the Secretary’s then-current email address or facsimile number. Any notice to be given under the terms of this Agreement to Participant must be in writing and addressed to Participant at Participant’s last known mailing address, email address or facsimile number in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party. Any notice will be deemed duly given when actually received, when sent by email, when sent by certified mail (return receipt requested) and deposited with postage prepaid in a post office or branch post office regularly maintained by the United States Postal Service, when delivered by a nationally recognized express shipping company or upon receipt of a facsimile transmission confirmation.
1.5Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
1.6Conformity to Securities Laws. Participant acknowledges that the Plan, the Grant Notice and this Agreement are intended to conform to the extent necessary with all Applicable Laws and, to the extent Applicable Laws permit, will be deemed amended as necessary to conform to Applicable Laws.
1.7Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement will inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in the Plan, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
1.8Entire Agreement. The Plan, the Grant Notice and this Agreement (including any exhibit hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof , including without limitation, the provisions of any employment agreement or offer letter regarding equity awards to be awarded to Participant by the Company, or any other oral, implied or written promises, statements, understandings, undertakings or agreements by the Company or any of its representatives regarding equity awards to be awarded to Participant by the Company. Participant hereby agrees to execute such further instruments and to take such further action as the Company requests to carry out the purposes and intent of this Agreement and the Plan, including, without limitation, restrictions on the transferability of the Shares. This Agreement may not be amended without the written consent of Participant and an authorized officer of the Company.
1.9Agreement Severable. In the event that any provision of the Grant Notice or this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of the Grant Notice or this Agreement.

1.10Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the PSUs and the Dividend Equivalents, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the PSUs and the Dividend Equivalents, as and when settled pursuant to the terms of this Agreement.
1.11Rights as a Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book-entry form) will have been issued and recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). Except as otherwise provided herein, after such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to such Shares, including, without limitation, the right to receipt of dividends and distributions on such Shares. The issuance of Shares under this Award to Participant shall be subject to Participant’s satisfaction of the conditions under Section 10.14 of the Plan.
1.12Not a Contract of Employment. Nothing in the Plan, the Grant Notice or this Agreement confers upon Participant any right to continue in the employ or service of the Company or any Related Entity or interferes with or restricts in any way the rights of the Company and its Related Entities, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Related Entity and Participant.
1.13Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic signature, subject to Applicable Laws, each of which will be deemed an original and all of which together will constitute one instrument.
1.14Section 409A.
    (a)    Notwithstanding any other provision of the Plan, this Agreement or the Grant Notice, the Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date, “Section 409A”). The Administrator may, in its discretion, adopt such amendments to the Plan, this Agreement or the Grant Notice or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Administrator determines are necessary or appropriate to comply with the requirements of Section 409A.
    (b)    This Agreement is not intended to provide for any deferral of compensation subject to Section 409A, and, accordingly, the Shares issuable pursuant to the PSUs (including PSUs credited as Dividend Equivalents) shall be distributed to Participant, and any payments in respect of Dividend Equivalents shall be paid to Participant, no later than the later of: (A) the fifteenth (15th) day of the third month following Participant’s first taxable year in which such PSUs and/or Dividend Equivalents, as applicable, are no longer subject to a substantial risk of forfeiture, and (B) the fifteenth (15th) day of the third month following first taxable year of the Company in which such PSUs and/or Dividend Equivalents, as applicable, are no longer subject to substantial risk of forfeiture, as determined in accordance with Section 409A.
    (c)    For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Participant may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.

1.15Governing Law. The provisions of the Plan and all Awards made thereunder, including the PSUs and the Dividend Equivalents, shall be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding choice-of-law principles of the law of any state that would require the application of the laws of a jurisdiction other than such state.
1.16Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or this Agreement, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Grant Notice, this Agreement and the PSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent Applicable Laws permit, this Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.
1.17Certain Payments by the Company.
(a)Gross-Up Payment. Notwithstanding any other provision of any other plan, arrangement or agreement to the contrary, including, without limitation, the Plan, subject only to Section 5.17(b)(i) below, if it shall be determined that any Payment (as defined below) will be subject to the Excise Tax (as defined below), then Participant shall be entitled to receive an additional cash payment (the “Gross-Up Payment”) equal to the sum of the Excise Tax payable with respect to any Gross-Up Eligible Payment (as defined below) by Participant plus an amount such that, after payment by Participant of all taxes (and any interest or penalties imposed with respect to such taxes), including without limitation, any federal, state, local or foreign income or employment taxes (and any interest and penalties imposed with respect thereto) on the Gross-Up Payment and the Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed on the Gross-Up Eligible Payment itself, Participant retains an amount of the Gross-Up Payment such that Participant is in the same after-tax position with respect to the Gross-Up Eligible Payment as if the Excise Tax had not been imposed. For purposes of determining the amount of the Gross-Up Payment (and the amount of the Gross-Up Eligible Payment that is an “excess parachute payment” within the meaning of Q&A 38 of Treasury Regulation Section 1.280G-1 and therefore determining what portion of the Gross-Up Eligible Payment is subject to the Excise Tax), notwithstanding anything to the contrary contained in Section 280G of the Code, the Participant’s “base amount” (within the meaning of Section 280G of the Code) first shall be allocated to any Payments to Participant that are not Gross-Up Eligible Payments (and not otherwise eligible for a tax gross-up under any other agreement between Participant and the Company or any Related Entity) (the “Non-Gross-Up Eligible Payments”) and, only after the exhaustion of such Non-Gross-Up Eligible Payments shall any portion of Participant’s base amount be allocated to the Gross-Up Eligible Payment. This analysis in the preceding sentence shall be recalculated each time a Payment becomes determinable.
(b)Determinations.
(i)    Prior to the occurrence of any Change in Control, the Company's independent accounting firm retained by the Company (the “Accounting Firm”) shall determine whether or not, a shareholder vote exemption is available under Q&A 6 of Section 280G of the Code. The Accounting Firm will provide written notice to Participant and the Company of such determination and any such determination by the Accounting Firm shall be binding upon the Company and Participant. If the determination by the Accounting Firm is that a shareholder vote exemption is available under Q&A 6 of Section 280G of the Code, the Company shall solicit such approval in a manner that complies with Q&A 7 of Section 280G of the Code, and the remainder of Section 5.17 of this Agreement shall no longer apply, and Participant will not be entitled to any Gross-Up Payment. If the determination by the Accounting Firm is that a shareholder vote exemption is not available under Q&A 6 of Section 280G of the Code, the remainder of Section 5.17 of this Agreement shall continue to apply, and Participant shall be entitled to the Gross-Up Payment in accordance with this Section 5.17. All fees and expenses of the Accounting Firm shall be borne solely by the Company.
(ii)    Subject to the provisions of Section 5.17(b)(i) above and Section 5.17(c) below, all determinations required to be made under this Section 5.17, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determination, shall be made by the Accounting Firm. The Accounting Firm shall provide detailed supporting calculations to the Company and Participant within fifteen (15) business days of the receipt of notice from Participant that there has been a Payment or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (the “Underpayment”), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies pursuant to Section 5.17(c) below and Participant is thereafter required by a taxing authority to make a payment of any Excise Tax as the result of an Underpayment, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Participant’s benefit.
(c)Claims by Taxing Authority. Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment or that there has been an Underpayment. Such notification shall be given as soon as practicable, but no later than ten (10) business days after Participant is informed in writing of such claim. Participant shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which Participant gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Participant in writing prior to the expiration of such period that the Company desires to contest such claim, Participant shall:
(i)    give the Company any information reasonably requested by the Company relating to such claim;
(ii)    take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;
(iii)    cooperate with the Company in good faith in order to effectively contest such claim; and
(iv)    permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including any attorney’s fees and additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.17(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on Participant’s behalf and direct Participant to sue for a refund or to contest the claim in any permissible manner, and Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction, and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs Participant to sue for a refund, the Company shall indemnify and hold Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such payment or with respect to any imputed income in connection with such payment; and provided, further, that any extension of the statute of limitations relating to payment of taxes for any of Participant’s taxable years with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
(d)Refunds. If, after the receipt by Participant of a Gross-Up Payment or payment by the Company of an amount on Participant’s behalf pursuant to Section 5.17(c) above, Participant becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, Participant shall (subject to the Company’s complying with the requirements of Section 5.17(c) above, if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after payment by the Company of an amount on Participant’s behalf pursuant to Section 5.17(c) above, a determination is made that Participant shall not be entitled to any refund with respect to such claim and the Company does not notify Participant in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the amount of such payment shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
(e)Payment of the Gross-Up Payment. Any Gross-Up Payment, as determined pursuant to this Section 5.17, shall be paid by the Company to Participant within ten (10) days of the receipt of the Accounting Firm’s determination that such a Gross-Up Payment is required; provided that the Gross-Up Payment shall in all events be paid no later than the end of Participant’s taxable year following Participant’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Gross-Up Eligible Payment is remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 5.17(c) above that does not result in the remittance of any federal, state, local, and foreign income, excise, social security, and other taxes, the calendar year in which the claim is finally settled or otherwise resolved. Notwithstanding any other provision of this Agreement, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for Participant’s benefit, all or any portion of any Gross-Up Payment, and Participant hereby consents to such withholding.
(f)Certain Definitions. The following terms shall have the following meanings for purposes of this Agreement:
(i)    “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(ii)    “Gross-Up Eligible Payment” shall mean any Payment paid or payable pursuant to this Agreement or the Award.
(iii)    “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for Participant’s benefit, whether paid or payable pursuant to the Plan or this Agreement or otherwise.

EXHIBIT B

VESTING SCHEDULE
Capitalized terms used in this Exhibit B and not defined in Section 3 below shall have the meanings given them in the Agreement to which this Exhibit B is attached.
1.Performance-Based Vesting.
(a)    Performance Vesting. Subject to Sections 1(b) and (c) below, such number of PSUs shall vest on each Annual Determination Date (as defined below) based on the Company’s Annual Revenue Growth Rate (as defined below) during the applicable Annual Performance Period (as defined below) as is determined by multiplying (i) the number of PSUs set forth in the Grant Notice, by (ii) 25%, by (iii) the Revenue Growth Achievement Percentage (as determined in the chart below).

Annual Revenue Growth Rate for Annual Performance Period	Revenue Growth Achievement Percentage
Less than 6%	0%
6%	50%
7.5%	75%
9% or more	100%

If the Company’s Annual Revenue Growth Rate for the applicable Annual Performance Period is between two achievement levels, the Revenue Growth Achievement Percentage for such fiscal year shall be determined by linear interpolation between the applicable achievement levels.
    Subject to Sections 1(b) and (c) below, Participant must not have experienced a Termination of Service prior to the applicable Annual Determination Date in order to be eligible for vesting pursuant to this Section 1(a) on the applicable Annual Determination Date.
(b)    Effect of a Change in Control. Notwithstanding Section 1(a) above, upon the occurrence of a Change in Control occurring prior to the final Annual Determination Date:
    (i)    With respect to a completed Annual Performance Period for which the applicable Annual Determination Date has not occurred, such number of PSUs as determined pursuant to Section 1(a) for such completed Annual Performance Period shall vest immediately prior to the consummation of such Change in Control; and
    (ii)    All 100% of the outstanding PSUs as of the date of the Change in Control (after giving effect to any vesting pursuant to clause (i)) shall be considered “Post-Change in Control Vesting Eligible PSUs” for purposes of this Award and shall vest based on the passage of time in substantially equal installments on each December 31 occurring following the Change in Control through and including December 31, 2025, provided, that, the Participant has not experienced a Termination of Service prior to the applicable vesting date. Notwithstanding the foregoing sentence, in the event Participant experiences a Qualifying Termination after a Change in Control, but on or prior to December 31, 2025, any outstanding and unvested Post-Change in Control Vesting Eligible PSUs shall accelerate and vest in full on the date of termination.
(c)    Effect of a Qualifying Termination Prior to a Change in Control. Notwithstanding Section 1(a) above, in the event Participant experiences a Termination of Service prior to the final Annual Determination Date and prior to a Change in Control as a result of his or her Qualifying Termination, (i) if such Qualifying Termination occurs following the termination of an Annual Performance Period but prior to the Annual Determination Date, Participant shall remain eligible to vest in the number of PSUs that would vest on such Annual Determination Date pursuant to Section 1(a) above, and (ii) if such Qualifying Termination occurs during an Annual Performance Period, Participant shall remain eligible to vest in a number of PSUs on the Annual Determination Date for such Annual Performance Period in which the Qualifying Termination occurs, if any, as is equal to (A) the number of PSUs that would vest on such Annual Determination Date pursuant to Section 1(a) above, multiplied by (B) the percentage determined by dividing (x) the number of calendar days elapsed during such Annual Performance Period through and including the date of such Qualifying Termination, by (y) three hundred sixty-five; provided, however, if such Qualifying Termination occurs within three months preceding the occurrence of a Change in Control, all of Participant’s outstanding PSUs at the time of such Qualifying Termination shall instead be treated as provided in Section 1(b) above upon the occurrence of such Change in Control as if such Qualifying Termination occurred immediately following such Change in Control.
(d)    Maximum PSUs. In no event will more than the number of PSUs set forth in the Grant Notice vest pursuant to this Agreement.
2.Forfeiture. Subject to Sections 1(b) and (c) above, Participant must not have experienced a Termination of Service prior to the applicable vesting date in order to be eligible for vesting in the Award. Any portion of the Award and any PSUs which do not vest pursuant to Section 1 above or are no longer eligible to vest following Participant’s Termination of Service shall automatically and without further action be cancelled and forfeited by Participant, and Participant shall have no further right or interest in or with respect to such portion of the Award or PSUs.
3.Definitions. For purposes of this Agreement, the following terms shall have the meanings given below:
(a)“Annual Determination Date” means the date on which the Committee certifies in writing the Company’s Revenue Growth Achievement Percentage for the applicable Annual Performance Period. The Annual Determination Date will occur prior to February 15 of the calendar year following the applicable Annual Performance Period.
(b)“Annual Measurement Date” means December 31 of each Performance Period, provided, that, should a Change in Control occur prior to the applicable Annual Measurement Date, the “Annual Measurement Date” for that Annual Performance Period shall be the date of the Change in Control.
(c) “Annual Performance Period” means each of the First Annual Performance Period, the Second Annual Performance Period, the Third Annual Performance Period and the Fourth Annual Performance Period.
(d) “Annual Revenue Growth Rate” means the Company’s Revenue for a calendar year during the applicable Annual Performance Period divided by the Revenue for the immediately preceding calendar year less one (expressed as a percentage). If there are changes affecting the measurement of Revenue during one of the years used in the calculation, the Annual Revenue Growth Rate shall be determined using a consistent measurement of Revenue for the two years used in this calculation.
(e) “First Annual Performance Period” means the period beginning on January 1, 2022 and ending on the first to occur of (i) December 31, 2022 or (ii) the date of a Change in Control.
(f)“Fourth Annual Performance Period” means the period beginning on January 1, 2025 and ending on the first to occur of (i) December 31, 2025 or (ii) the date of a Change in Control.
(g) “Qualifying Termination” means a Participant’s termination by the Company without Cause or Participant’s resignation for Good Reason.
(h)"Revenue" means the Company’s revenues determined in accordance with accounting principles generally accepted in the United States.

(i)“Second Annual Performance Period” means the period beginning on January 1, 2023 and ending on the first to occur of (i) December 31, 2023 or (ii) the date of a Change in Control.
(j)“Third Annual Performance Period” means the period beginning on January 1, 2024 and ending on the first to occur of (i) December 31, 2024 or (ii) the date of a Change in Control.